UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                          Ace Aviation Holdings, Inc.
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                                (Name of Issuer)

                         Class A Variable Voting Shares
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                         (Title of Class of Securities)

                                    00440P201
                                (See Item 2(e))
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                                 (CUSIP Number)

                                December 31, 2008
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             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            [X] Rule 13d-1(b)

            [_] Rule 13d-1(c)

            [_] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00440P201

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1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Merrill Lynch & Co., Inc.     13-2740599

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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [_]

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3.    SEC USE ONLY

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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware

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  NUMBER OF    5.    SOLE VOTING POWER

   SHARES                  0
               -----------------------------------------------------------------
BENEFICIALLY   6.    SHARED VOTING POWER

  OWNED BY                 1,534,222
               -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER

  REPORTING                0
               -----------------------------------------------------------------
   PERSON      8.    SHARED DISPOSITIVE POWER

    WITH                   1,534,222
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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           1,534,222

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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [_]

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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           4.4%

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12.   TYPE OF REPORTING PERSON

                           HC

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CUSIP No. 00440P201

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1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Merrill Lynch, Pierce, Fenner & Smith, Inc.  13-5674085

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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [_]

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3.    SEC USE ONLY

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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware

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  NUMBER OF    5.    SOLE VOTING POWER

   SHARES                  0
               -----------------------------------------------------------------
BENEFICIALLY   6.    SHARED VOTING POWER

  OWNED BY                 116,367
               -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER

  REPORTING                0
               -----------------------------------------------------------------
   PERSON      8.    SHARED DISPOSITIVE POWER

    WITH                   116,367
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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           116,367
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [_]

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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           0.3%

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12.   TYPE OF REPORTING PERSON*

                           BD, IA

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CUSIP No. 00440P201

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1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Merrill Lynch International, Inc.  12-2859641

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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [_]

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3.    SEC USE ONLY

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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware

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  NUMBER OF    5.    SOLE VOTING POWER

   SHARES                  0
               -----------------------------------------------------------------
BENEFICIALLY   6.    SHARED VOTING POWER

  OWNED BY                 203,255
               -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER

  REPORTING                0
               -----------------------------------------------------------------
   PERSON      8.    SHARED DISPOSITIVE POWER

    WITH                   203,255
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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           203,255
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [_]

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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           0.6%

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12.   TYPE OF REPORTING PERSON*

                           BD

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CUSIP No. 00440P201

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1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Merrill Lynch Canada, Inc.    N/A

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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [_]

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3.    SEC USE ONLY

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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware

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  NUMBER OF    5.    SOLE VOTING POWER

   SHARES                  0
               -----------------------------------------------------------------
BENEFICIALLY   6.    SHARED VOTING POWER

  OWNED BY                 1,214,600
               -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER

  REPORTING                0
               -----------------------------------------------------------------
   PERSON      8.    SHARED DISPOSITIVE POWER

    WITH                   1,214,600
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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           1,214,600
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [_]

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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           3.5%

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12.   TYPE OF REPORTING PERSON*

                           BD

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CUSIP NO. 00440P201

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Item 1(a).  Name of Issuer:

            Ace Aviation Holdings, Inc.

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Item 1(b).  Address of Issuer's Principal Executive Offices:

            5100 de Maisonneuve Boulevard West
            Montreal, Quebec
            Canada, H4A 3T2

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Item 2(a).  Name of Person Filing:

            Merrill Lynch & Co., Inc. ("MLCO")
            Merrill Lynch, Pierce, Fenner & Smith, Incorporated ("MLPFS") Merrill Lynch International, Inc. ("MLI")
            Merrill Lynch Canada, Inc. ("MLC")

Upon consummation of the merger on January 1, 2009 by and between Bank of America Corporation ("BAC") and MLCO, MLCO became a wholly owned subsidiary of BAC, and BAC became the ultimate parent and controlling entity of MLCO and its subsidiaries.

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Item 2(b).  Address of Principal Business Office, or if None, Residence:

The address of the principal business office of MLCO and MLPFS is:

      4 World Financial Center
      250 Vesey Street
      New York, New York 10080.

The address of the principal business office of MLI is:

      2 King Edward Street
      London EC1A 1HQ England

The address of the principal business office of MLC is:

      BCE Place, Suite 400
      181 Bay Street
      Toronto, Ontario
      Canada A1 M5J 2V8

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Item 2(c).  Citizenship:

            See Item 4 of Cover Pages

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Item 2(d).  Title of Class of Securities:

            Common Units

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Item 2(e).  CUSIP Numbers:

            00440P201

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Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

(a) [_]  Broker or dealer registered under Section 15 of the Exchange Act.

(b) [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

(c) [_]  Insurance company as defined in Section 3(a)19) of the Exchange Act.

(d) [_] Investment company registered under Section 8 of the Investment Company Act.

(e) [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

(f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

(g) [X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

(h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act

(i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

(j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 00440P201

Item 4.     Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:

            See Item 9 of Cover Pages

(b) Percent of class:

            See Item 11 of Cover Pages

(c) Number of shares as to which such person has:

      (i)   Sole power to vote or to direct the vote:

      (ii)  Shared power to vote or to direct the vote:

      (iii) Sole power to dispose or to direct the disposition of:

      (iv)  Shared power to dispose or to direct the disposition of

            See Items 5-8 of Cover Pages

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Item 5.     Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X]

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Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Not Applicable

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Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

      With respect to the beneficial ownership of the reporting person, see Items 5 through 11 of the cover pages to this Schedule 13G, which are incorporated herein by reference.

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Item 8.     Identification and Classification of Members of the Group.

            Not Applicable

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Item 9.     Notice of Dissolution of Group.

            Not Applicable

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CUSIP No. 00440P201

Item 10.    Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 17, 2009

                                         Merrill Lynch & Co., Inc.
                                         Merrill Lynch, Pierce, Fenner & Smith,
                                           Inc.

                                         By: /s/ Pia K. Thompson
                                         ---------------------------------------
                                         Name:   Pia K. Thompson
                                         Title:  Assistant Secretary


                                         Merrill Lynch International, Inc.

                                         By:   /s/ Debra Searle
                                         ---------------------------------------
                                         Name:  Debra Searle
                                         Title: Director


                                         Merrill Lynch Canada, Inc.

                                         By:   /s/ Mark Dickerson
                                         ---------------------------------------
                                         Name:  Mark Dickerson
                                         Title: Secretary


* Executed pursuant to a Power of Attorney, dated November 17, 1995, a copy of which is attached hereto as Exhibit A.

                                  Schedule 13G
                                    Exhibit A

                                Power of Attorney

      The undersigned, Merrill Lynch & Co., Inc. (the "Corporation"), a corporation duly organized under the laws of Delaware, with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281 does hereby make, constitute and appoint Richard B. Alsop, Richard D. Kreuder, Andrea Lowenthal, Gregory T. Russo, or any individual from time to time elected or appointed as secretary or an assistant secretary of the Corporation, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281, as its true and lawful attorneys- in-fact, for it and in its name, place and stead (i) to execute on behalf of the Corporation and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f)(1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, (ii) to execute on behalf of the Corporation and cause to be filed and/or delivered, any number, as appropriate, of original, copies or electronic filings of any forms (including without limitation), Securities and Exchange Commission Forms 3, 4 and 5) required to be filed pursuant to Section 16(a) of the Act and the regulations thereunder, and (iii) generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in a all respects as if the undersigned could do if personally present.

      This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

      IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney, this 17th day of November 1995.


                                  MERRILL LYNCH & CO., INC.


                                  By: /s/ David H. Komansky
                                  ----------------------------------------------
                                  Name:   David H. Komansky
                                  Title:  President and Chief Operating Officer

                                  Schedule 13G
                                    Exhibit B

                                POWER OF ATTORNEY

BY THIS POWER OF ATTORNEY, MERRILL LYNCH INTERNATIONAL, a company incorporated in England and Wales with its registered office at Merrill Lynch Financial Centre, 2 King Edward Street, London EC1A 1HQ, England (the "Company"), hereby appoints Debra Searle of 2 King Edward Street, London EC1A 1HQ (the "Attorney"), as its true and lawful attorney for and on behalf of the Company to:

approve, settle, consider, sign, execute, deliver and/or issue all documentation, agreements, certificates, and instruments all whether deeds or not which the Attorney in her absolute discretion considers necessary in connection with the filing of Forms 13F and 13G with the United States Securities and Exchange Commission, subject to such amendments or variations as the Attorney may agree (together the "Documents"); and to take any steps or do any thing which the Attorney in his absolute discretion considers desirable in connection with the execution and filing of Forms 13F and 13G.

By this power, said Attorney is hereby granted full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in connection with the performance of the foregoing authority, as fully and to all intents and purposes as the proper officer of the undersigned might or could do if personally present at the doing hereof.

This Power of Attorney shall be governed by and construed in accordance with English law and shall expire on 28 February 2009.

IN WITNESS WHEREOF this Power of Attorney has been executed as a deed by officers thereunto duly authorised this 17th day of February 2009.

MERRILL LYNCH INTERNATIONAL


By    /s/ R. S. Everett
      -----------------
      Duly Appointed Attorney

Witnessed by:           /s/ J.P. Woodhouse
                        ------------------

Name:                   Jill Woodhouse
                        --------------

Address:                2 King Edwards Street
                        ---------------------

                        London ECIA 1HQ
                        ---------------